Exhibit 99.1

For Immediate Release Citigroup Inc. (NYSE: C) July 14, 2021
SECOND QUARTER 2021 RESULTS AND KEY METRICS	CEO COMMENTARY

Jane Fraser, Citi CEO, said, “The pace of the global recovery is exceeding earlier expectations and with it, consumer and corporate confidence is rising. We saw this across our businesses, as reflected in our performance in Investment Banking and Equities as well as markedly increased spending on our credit cards. While we have to be mindful of the unevenness in the recovery globally, we are optimistic about the momentum ahead.

“During the first half of the year, we returned nearly $7 billion in capital to our shareholders, the most that was permitted by the Federal Reserve. We ended the quarter with a Common Equity Tier One ratio of 11.9% and we intend to continue to return our excess capital, over and above the amount we need to make strategic investments. We are making progress on our strategy refresh across our consumer and institutional businesses. Our overarching goal is to increase the returns we generate and close the gap with our peers. We have set out to modernize our bank and want to achieve nothing less than excellence in our risk and control environment, our operations and our service to clients,” Fraser concluded.

NET INCOME OF $6.2 BILLION ($2.85 PER SHARE)

REVENUES OF $17.5 BILLION

RETURNED $4.1 BILLION OF CAPITAL TO COMMON SHAREHOLDERS

REPURCHASED 40 MILLION COMMON SHARES

BOOK VALUE PER SHARE OF $90.86

TANGIBLE BOOK VALUE PER SHARE OF $77.87[4]

New York, July 14, 2021 – Citigroup Inc. today reported net income for the second quarter 2021 of $6.2 billion, or $2.85 per diluted share, on revenues of $17.5 billion. This compared to net income of $1.1 billion, or $0.38 per diluted share, on revenues of $19.8 billion for the second quarter 2020.

Revenues decreased 12% from the prior-year period, primarily reflecting normalization in market activity in Fixed Income Markets within the Institutional Clients Group (ICG), along with lower average card loans in Global Consumer Banking (GCB), as well as the impact of lower interest rates. Net income of $6.2 billion increased significantly from the prior-year period driven by the lower cost of credit. Earnings per share of $2.85 also increased significantly from the prior-year period, reflecting the growth in net income, as well as a slight decline in shares outstanding.

Percentage comparisons throughout this press release are calculated for the second quarter 2021 versus the second quarter 2020, unless otherwise specified.

Second Quarter Financial Results

Citigroup ($in millions, except as otherwise noted)	2Q'21	1Q'21	2Q'20	QoQ%	YoY%
Global Consumer Banking	6,820	7,037	7,339	(3)%	(7)%
Institutional Clients Group	10,387	12,220	12,137	(15)%	(14)%
Corporate / Other	267	70	290	NM	(8)%
Total Revenues	$17,474	$19,327	$19,766	(10)%	(12)%

Expenses	$11,192	$11,073	$10,460	1%	7%

Net Credit Losses	1,320	1,748	2,161	(24)%	(39)%
Net ACL Build / (Release)(a)	(2,402)	(3,853)	5,942	38%	NM
Other Provisions(b)	16	50	94	(68)%	(83)%
Total Cost of Credit	$(1,066)	$(2,055)	$8,197	48%	NM

Income from Continuing Operations Before Taxes	$7,348	$10,309	$1,109	(29)%	NM
Provision for Income Taxes	1,155	2,332	52	(50)%	NM
Income from Continuing Operations	$6,193	$7,977	$1,057	(22)%	NM
Net Income (Loss) from Discontinued Operations	10	(2)	(1)	NM	NM
Non-Controlling Interest	10	33	-	(70)%	NM
Citigroup Net Income	$6,193	$7,942	$1,056	(22)%	NM

Revenues
North America	7,919	9,326	9,729	(15)%	(19)%
EMEA	3,253	3,713	3,392	(12)%	(4)%
Latin America	2,227	2,144	2,257	4%	(1)%
Asia	3,808	4,074	4,098	(7)%	(7)%
Corporate / Other	267	70	290	NM	(8)%

EOP Assets ($B)	2,328	2,314	2,233	1%	4%
EOP Loans ($B)	677	666	685	2%	(1)%
EOP Deposits ($B)	1,310	1,301	1,234	1%	6%

Common Equity Tier 1 Capital Ratio(1)	11.9%	11.8%	11.5%
Supplementary Leverage Ratio(1)	5.9%	7.0%	6.6%
Return on Average Common Equity	13.0%	17.2%	1.8%
Book Value per Share	$90.86	$88.18	$83.45	3%	9%
Tangible Book Value per Share	$77.87	$75.50	$71.20	3%	9%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.
(b) Includes provisions for benefits and claims, HTM debt securities and other assets.

Citigroup

Citigroup revenues of $17.5 billion in the second quarter 2021 decreased 12%, primarily driven by market normalization in Fixed Income Markets within ICG, and lower average card loans in GCB.

Citigroup operating expenses of $11.2 billion in the second quarter 2021 increased 7% on a reported basis. Excluding the impact of foreign exchange translation5, expenses increased 4%, reflecting a normalization relative to a low comparison in the prior-year period, along with continued investments in Citi’s transformation, as well as other strategic investments, partially offset by productivity savings.

Citigroup cost of credit of $(1.1) billion in the second quarter 2021 compared to $8.2 billion in the prior-year period, reflecting an improvement in net credit losses and a release of allowance for credit loss (ACL) reserves, driven by improvements in portfolio quality, as well as the continued improvement in the macroeconomic outlook.

Citigroup net income of $6.2 billion in the second quarter 2021 compared to $1.1 billion in the prior-year period, driven by lower cost of credit. Citigroup’s effective tax rate was 16% in the current quarter compared to 5% in the second quarter 2020. The current quarter tax rate reflects certain tax benefit items related to non-U.S. operations. The prior-year period reflected a higher relative impact of tax advantaged investments and other tax benefit items on a lower level of pre-tax income.

Citigroup’s allowance for credit losses on loans was $19.2 billion at quarter end, or 2.88% of total loans, compared to $26.3 billion, or 3.87% of total loans, at the end of the prior-year period. Total non-accrual assets decreased 25% from the prior-year period to $4.4 billion. Consumer non-accrual loans decreased 1% to $1.8 billion, while corporate non-accrual loans of $2.6 billion decreased 36% from the prior-year period.

Citigroup’s end-of-period loans were $677 billion as of quarter end, down 1% from the prior-year period on a reported basis and 3% in constant dollars, driven by declines across GCB and ICG, reflecting higher repayment rates.

Citigroup’s end-of-period deposits were $1.3 trillion as of quarter end, an increase of 6% on a reported basis and 4% in constant dollars, driven by an 11% increase in GCB and a 3% increase in ICG.

Citigroup’s book value per share of $90.86 and tangible book value per share of $77.87 each increased 9%, largely driven by net income. At quarter end, Citigroup’s CET1 Capital ratio was 11.9%, an increase from the prior quarter. Citigroup’s SLR for the second quarter 2021 was 5.9%, a decrease from the prior quarter, largely driven by the expiration of the temporary SLR relief. During the quarter, Citigroup repurchased 40 million common shares and returned a total of $4.1 billion to common shareholders in the form of common share repurchases and dividends.

Global Consumer Banking ($in millions, except as otherwise noted)	2Q'21	1Q'21	2Q'20	QoQ%	YoY%
North America	4,201	4,428	4,742	(5)%	(11)%
Latin America	1,053	1,008	1,050	4%	-
Asia(a)	1,566	1,601	1,547	(2)%	1%
Total Revenues	$6,820	$7,037	$7,339	(3)%	(7)%

Expenses	$4,550	$4,400	$4,122	3%	10%

Net Credit Losses	1,253	1,580	1,842	(21)%	(32)%
Net ACL Build / (Release)(b)	(1,397)	(1,806)	2,299	23%	NM
Other Provisions(c)	9	35	38	(74)%	(76)%
Total Cost of Credit	$(135)	$(191)	$4,179	29%	NM

Net Income	$1,834	$2,174	$(703)	(16)%	NM

Retail Banking	2,802	2,844	2,836	(1)%	(1)%
Cards	4,018	4,193	4,503	(4)%	(11)%
Total Revenues	$6,820	$7,037	$7,339	(3)%	(7)%

Key Indicators ($B)
Retail Banking Average Loans	126	127	122	(1)%	3%
Retail Banking Average Deposits	353	345	302	2%	17%
Investment AUMs	232	222	187	4%	24%
Cards Average Loans	143	144	150	(1)%	(5)%
Cards Purchase Sales	151	128	108	18%	40%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Asia GCB includes the results of operations of GCB activities in certain EMEA countries for all periods presented.
(b) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.
(c) Includes provisions for benefits and claims, HTM debt securities and other assets.

Global Consumer Banking

GCB revenues of $6.8 billion decreased 7% on a reported basis and 10% in constant dollars, as continued strong deposit growth and momentum in investment management were more than offset by lower average card loans and deposits spreads across all three regions.

North America GCB revenues of $4.2 billion decreased 11%. Citi-Branded Cards revenues of $2.0 billion decreased 12%, reflecting lower average loans. Citi Retail Services revenues of $1.2 billion decreased 14%, primarily driven by lower average loans. Retail Banking revenues of $1.0 billion decreased 7%, as the benefit of stronger deposit volumes was more than offset by lower deposit spreads, as well as lower mortgage revenues.

Latin America GCB revenues of $1.1 billion were unchanged on a reported basis and decreased 11% in constant dollars, driven by lower loan volumes and lower deposit spreads, partially offset by growth in assets under management.

Asia GCB revenues of $1.6 billion increased 1% on a reported basis and declined 3% in constant dollars, as strong investment revenues were more than offset by lower deposit spreads.

GCB operating expenses of $4.6 billion increased 10% on a reported basis and 7% in constant dollars, reflecting continued investments in Citi’s transformation, as well as other strategic investments, an acceleration in acquisition marketing and higher volume-related costs, partially offset by efficiency savings.

GCB cost of credit of $(135) million decreased significantly, driven by a net ACL release of $1.4 billion compared to a build in the prior-year period, reflecting improvements in both portfolio credit quality and the macroeconomic outlook, as well as lower net credit losses.

GCB net income of $1.8 billion increased significantly, as the lower cost of credit more than offset the decline in revenues and higher expenses.

Institutional Clients Group ($ in millions)	2Q'21	1Q'21	2Q'20	QoQ%	YoY%
Treasury & Trade Solutions	2,290	2,165	2,307	6%	(1)%
Investment Banking	1,772	1,973	1,759	(10)%	1%
Private Bank(a)	993	1,027	956	(3)%	4%
Corporate Lending(a)	548	483	646	13%	(15)%
Total Banking	5,603	5,648	5,668	(1)%	(1)%
Fixed Income Markets	3,211	4,550	5,595	(29)%	(43)%
Equity Markets	1,058	1,476	770	(28)%	37%
Securities Services	672	653	619	3%	9%
Other	(120)	(26)	(84)	NM	(43)%
Total Markets & Securities Services	4,821	6,653	6,900	(28)%	(30)%
Product Revenues(a)	$10,424	$12,301	$12,568	(15)%	(17)%
Gain / (Loss) on Loan Hedges	(37)	(81)	(431)	54%	91%
Total Revenues	$10,387	$12,220	$12,137	(15)%	(14)%

Expenses	$6,264	$6,308	$6,006	(1)%	4%

Net Credit Losses	89	186	324	(52)%	(73)%
Net ACL Build / (Release)(b)	(903)	(1,933)	3,477	53%	NM
Other Provisions(c)	4	(5)	53	NM	(92)%
Total Cost of Credit	$(810)	$(1,752)	$3,854	54%	NM

Net Income	$3,817	$5,901	$1,817	(35)%	NM

Revenues
North America	3,718	4,898	4,987	(24)%	(25)%
EMEA	3,253	3,713	3,392	(12)%	(4)%
Latin America	1,174	1,136	1,207	3%	(3)%
Asia	2,242	2,473	2,551	(9)%	(12)%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes gain / (loss) on credit derivatives as well as the mark-to-market on loans at fair value. For additional information, please refer to Footnote 6.
(b) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.
(c) Includes provisions for HTM debt securities and other assets.

Institutional Clients Group

ICG revenues of $10.4 billion decreased 14%, primarily driven by declines in Fixed Income Markets and Corporate Lending, partially offset by higher revenues in Equity Markets, the Private Bank and Securities Services.

Banking revenues of $5.6 billion increased 6% versus the prior year (including gain / (loss) on loan hedges)6. Excluding the gain / (loss) on loan hedges, Banking revenues decreased 1%. Treasury and Trade Solutions revenues of $2.3 billion declined 1% on a reported basis and 2% in constant dollars, as higher fee revenues, reflecting strong client engagement, and growth in trade were more than offset by the impact of lower interest rates. Investment Banking revenues of $1.8 billion increased 1%, reflecting revenue growth in advisory and equity underwriting, largely offset by lower revenues in debt underwriting. Debt underwriting revenues decreased 21% to $823 million, while equity underwriting revenues increased 11% to $544 million and Advisory revenues increased 77% to $405 million. Private Bank revenues of $993 million increased 4% (excluding gain / (loss) on loan hedges), driven by higher fees and lending volumes, partially offset by the impact of lower interest rates. Corporate Lending revenues of $548 million decreased 15% (excluding gain / (loss) on loan hedges), primarily driven by lower volumes.

Markets and Securities Services revenues of $4.8 billion decreased 30%. Fixed Income Markets revenues of $3.2 billion decreased 43% versus a strong prior-year period in both rates and spread products. Equity Markets revenues of $1.1 billion increased 37%, driven by strong performance in derivatives and prime finance, reflecting solid client activity and favorable market conditions. Securities Services revenues of $672 million increased 9% on a reported basis and 5% in constant dollars, primarily reflecting growth in fee revenues, driven by growth in assets under custody and settlement volumes, partially offset by lower spreads.

ICG operating expenses of $6.3 billion increased 4% on a reported basis and 2% in constant dollars, primarily driven by continued investments in Citi’s transformation, along with other strategic investments, partially offset by lower incentive compensation and efficiency savings.

ICG cost of credit included net credit losses of $89 million, compared to $324 million in the prior-year period, and a net ACL release of $903 million compared to a build of $3.5 billion in the prior-year period. The net ACL release in the current quarter primarily reflected improvements in portfolio credit quality, as well as the continued improvement in the macroeconomic outlook.

ICG net income of $3.8 billion increased significantly, as the lower cost of credit more than offset the decline in revenues and higher expenses.

Corporate / Other ($in millions)	2Q'21	1Q'21	2Q'20	QoQ%	YoY%
Revenues	$267	$70	$290	NM	(8)%

Expenses	$378	$365	$332	4%	14%

Net Credit Losses	(22)	(18)	(5)	(22)%	NM
Net ACL Build / (Release)(a)	(102)	(114)	166	11%	NM
Other Provisions(b)	3	20	3	(85)%	-
Total Cost of Credit	$(121)	$(112)	$164	(8)%	NM

Income (Loss) from Continuing Operations before Taxes	$10	$(183)	$(206)	NM	NM
Income Taxes (Benefits)	(522)	(51)	(146)	NM	NM

Net Income (Loss)	$542	$(133)	$(58)	NM	NM

(a) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.
(b) Includes provisions for benefits and claims, HTM debt securities and other assets.

Corporate / Other

Corporate / Other revenues of $267 million declined 8%, but were largely unchanged on a dollar basis versus the prior-year period, as episodic gains in the quarter, were more than offset by previously disclosed one-time items in the prior year-period.

Corporate / Other expenses of $378 million were up 14%, but were largely unchanged on a dollar basis versus the prior-year period, primarily driven by the impact of foreign exchange translation.

Corporate / Other Income from continuing operations before taxes of $10 million compared to a loss of $206 million in the prior-year period, largely driven by a net ACL release on the legacy portfolio versus a build in the prior-year period.

Citigroup will host a conference call today at 10:00 AM (ET). A live webcast of the presentation, as well as financial results and presentation materials, will be available at https://www.citigroup.com/citi/investor. Dial-in numbers for the conference call are as follows: (866) 516-9582 in the U.S. and Canada; (973) 409-9210 outside of the U.S. and Canada. The conference code for both numbers is 7596727.

Additional financial, statistical and business-related information, as well as business and segment trends, is included in a Quarterly Financial Data Supplement. Both this earnings release and Citigroup’s Second Quarter 2021 Quarterly Financial Data Supplement are available on Citigroup’s website at www.citigroup.com.

Citigroup, the leading global bank, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citigroup provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

Additional information may be found at www.citigroup.com | Twitter: @Citi | YouTube: www.youtube.com/citi | Blog: http://blog.citigroup.com | Facebook: www.facebook.com/citi | LinkedIn: www.linkedin.com/company/citi

Certain statements in this release are “forward-looking statements” within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission (SEC). These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements are not guarantees of future results or occurrences. Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors. These factors include, among others, macroeconomic and other challenges and uncertainties related to the COVID-19 pandemic, such as the duration and severity of the impact on public health, the U.S. and global economies, financial markets and consumer and corporate customers and clients, including economic activity and employment, as well as the various actions taken in response by governments, central banks and others, including Citi, and the precautionary statements included in this release. These factors also consist of those contained in Citigroup’s filings with the SEC, including without limitation the “Risk Factors” section of Citigroup’s 2020 Form 10-K. Any forward-looking statements made by or on behalf of Citigroup speak only as to the date they are made, and Citi does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Contacts:
Press: Danielle Romero-Apsilos	(212) 816-2264	Investors:	Elizabeth Lynn	(212) 559-2718
		Fixed Income Investors:	Thomas Rogers	(212) 559-5091

Appendix A

Citigroup ($in millions)	2Q'21
Net Income	$6,193
Less: Preferred Dividends	253
Net Income to Common Shareholders	$5,940

Common Share Repurchases	3,000
Common Dividends	1,062
Total Capital Returned to Common Shareholders	$4,062

Payout Ratio	68%

Average TCE	$156,946

RoTCE	15.2%

Appendix B

Citigroup ($in billions, unless otherwise noted)	2Q'21	2Q'20
Reported Expenses ($mm)	$11,192	$10,460
Impact of FX Translation ($mm)	-	319
Expenses in Constant Dollars ($mm)	$11,192	$10,779

Reported EOP Loans	$677	$685
Impact of FX Translation	-	13
EOP Loans in Constant Dollars	$677	$698

Reported EOP Deposits	$1,310	$1,234
Impact of FX Translation	-	22
EOP Deposits in Constant Dollars	$1,310	$1,256
Note: Totals may not sum due to rounding.

Global Consumer Banking ($in millions)	2Q'21	2Q'20
Reported Revenues	$6,820	$7,339
Impact of FX Translation	-	200
Revenues in Constant Dollars	$6,820	$7,539

Reported Expenses	$4,550	$4,122
Impact of FX Translation	-	121
Expenses in Constant Dollars	$4,550	$4,243

Reported Cost of Credit	$(135)	$4,179
Impact of FX Translation	-	84
Cost of Credit in Constant Dollars	$(135)	$4,263

Reported Net Income	$1,834	$(703)
Impact of FX Translation	-	(6)
Net Income in Constant Dollars	$1,834	$(709)
Note: Totals may not sum due to rounding.

Latin America Consumer Banking ($in millions)	2Q'21	2Q'20
Reported Revenues	$1,053	$1,050
Impact of FX Translation	-	134
Revenues in Constant Dollars	$1,053	$1,184
Note: Totals may not sum due to rounding.

Asia Consumer Banking(1) ($in millions)	2Q'21	2Q'20
Reported Revenues	$1,566	$1,547
Impact of FX Translation	-	66
Revenues in Constant Dollars	$1,566	$1,613
Note: Totals may not sum due to rounding.
(1) Asia GCB includes the results of operations of GCB activities in certain EMEA countries for all periods presented.

Institutional Clients Group ($in millions)	2Q'21	2Q'20
Reported Expenses	$6,264	$6,006
Impact of FX Translation	-	165
Expenses in Constant Dollars	$6,264	$6,171
Note: Totals may not sum due to rounding.

Treasury and Trade Solutions ($in millions)	2Q'21	2Q'20
Reported Revenues	$2,290	$2,307
Impact of FX Translation	-	26
Revenues in Constant Dollars	$2,290	$2,333
Note: Totals may not sum due to rounding.

Securities Services ($in millions)	2Q'21	2Q'20
Reported Revenues	$672	$619
Impact of FX Translation	-	22
Revenues in Constant Dollars	$672	$641
Note: Totals may not sum due to rounding.

Appendix C

($in millions)	2Q'21(2)	1Q'21	2Q'20

Citigroup Common Stockholders' Equity(3)	$184,289	$182,402	$173,877
Add: Qualifying noncontrolling interests	138	132	145
Regulatory Capital Adjustments and Deductions:
Add: CECL transition and 25% provision deferral(4)	3,774	4,359	5,503
Less:
Accumulated net unrealized gains (losses) on cash flow hedges, net of tax	864	1,037	2,094
Cumulative unrealized net gain (loss) related to changes in fair value of financial liabilities attributable to own creditworthiness, net of tax	(1,258)	(1,172)	393
Intangible Assets:
Goodwill, net of related deferred tax liabilities (DTLs)(5)	20,999	20,854	20,275
Identifiable intangible assets other than mortgage servicing rights (MSRs), net of related DTLs	3,986	4,054	3,866
Defined benefit pension plan net assets; other	1,816	1,485	960
Deferred tax assets (DTAs) arising from net operating loss, foreign tax credit and general business credit carry-forwards	11,192	11,691	12,315

Common Equity Tier 1 Capital (CET1)	$150,602	$148,944	$139,622

Risk-Weighted Assets (RWA)(4)	$1,269,434	$1,263,926	$1,213,940

Common Equity Tier 1 Capital Ratio (CET1 / RWA)	11.9%	11.8%	11.5%

Note:

(1)	Citi’s reportable CET1 Capital ratios were derived under the U.S. Basel III Standardized Approach framework as of June 30, 2021, and the U.S. Basel III Advanced Approaches framework for all prior periods presented. This reflects the lower of the CET1 Capital ratios under both the Standardized Approach and the Advanced Approaches under the Collins Amendment.
(2)	Preliminary.
(3)	Excludes issuance costs related to outstanding preferred stock in accordance with Federal Reserve Board regulatory reporting requirements.
(4)	Please refer to Footnote 1 at the end of this press release for additional information.
(5)	Includes goodwill “embedded” in the valuation of significant common stock investments in unconsolidated financial institutions.

Appendix D

($in millions)	2Q'21(1)	1Q'21	2Q'20

Common Equity Tier 1 Capital (CET1)(2)	$150,602	$148,944	$139,622

Additional Tier 1 Capital (AT1)(3)	19,259	21,540	17,988

Total Tier 1 Capital (T1C) (CET1 + AT1)	$169,861	$170,484	$157,610

Total Leverage Exposure (TLE)(2)(4)	$2,902,562	$2,450,412	$2,374,170

Supplementary Leverage Ratio (T1C / TLE)	5.9%	7.0%	6.6%
(1)	Preliminary.
(2)	Please refer to Footnote 1 at the end of this press release for additional information.
(3)	Additional Tier 1 Capital primarily includes qualifying noncumulative perpetual preferred stock and qualifying trust preferred securities.
(4)	Commencing with the second quarter of 2020 and continuing through the first quarter of 2021, Citigroup's TLE temporarily excluded U.S. Treasuries and deposits at Federal Reserve banks. For additional information, please refer to the "Capital Resources" section of Citigroup's 2020 Form 10-K.

Appendix E

($and shares in millions, except per share amounts)	2Q'21(1)	1Q'21	2Q'20

Common Stockholders' Equity	$184,164	$182,269	$173,726
Less:
Goodwill	22,060	21,905	21,399
Intangible Assets (other than MSRs)	4,268	4,308	4,106
Tangible Common Equity (TCE)	$157,836	$156,056	$148,221

Common Shares Outstanding (CSO)	2,027	2,067	2,082

Tangible book value per share (TCE/CSO)	$77.87	$75.50	$71.20
(1)	Preliminary.

1 Ratios as of June 30, 2021 are preliminary. Commencing January 1, 2020, Citigroup’s Common Equity Tier 1 (CET1) Capital ratio and Supplementary Leverage ratio (SLR) reflect certain deferrals based on the modified regulatory capital transition provision related to the Current Expected Credit Losses (CECL) standard. Excluding the deferrals based on the modified CECL transition provision, Citigroup’s CET1 Capital ratio and SLR as of June 30, 2021 would be 11.6% and 5.7%, respectively, on a fully reflected basis. For additional information, please refer to the “Capital Resources” section of Citigroup’s 2020 Form 10-K.

For the composition of Citigroup’s CET1 Capital and ratio, see Appendix C. For the composition of Citigroup’s SLR, see Appendix D.

2 Preliminary. Citigroup’s return on average tangible common equity (RoTCE) is a non-GAAP financial measure. RoTCE represents annualized net income available to common shareholders as a percentage of average tangible common equity (TCE). For the components of the calculation, see Appendix A.

3 Citigroup’s payout ratio is the sum of common dividends and common share repurchases divided by net income available to common shareholders. For the components of the calculation, see Appendix A.

4 Citigroup’s tangible book value per share is a non-GAAP financial measure. For a reconciliation of this measure to reported results, see Appendix E.

5 Results of operations excluding the impact of foreign exchange translation (constant dollar basis) are non-GAAP financial measures. For a reconciliation of these measures to reported results, see Appendix B.

6 Credit derivatives are used to economically hedge a portion of the Private Bank and Corporate Loan portfolio that includes both accrual loans and loans at fair value. Gains / (losses) on loan hedges includes the mark-to-market on the credit derivatives and the mark-to-market on the loans in the portfolio that are at fair value. In the second quarter 2021, gains / (losses) on loan hedges included $(37) million related to Corporate Lending and no impact related to the Private Bank, compared to $(414) million related to Corporate Lending and $(17) million related to the Private Bank in the prior-year period. The fixed premium costs of these hedges are netted against the Private Bank and Corporate Lending revenues to reflect the cost of credit protection. Citigroup’s results of operations excluding the impact of gains / (losses) on loan hedges are non-GAAP financial measures.